Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in Amendment No. 2 to the Registration Statement (Form S-1 No. 333-198876) and related Prospectus of CHC Group Ltd. for the registration of up to 100,000 of its convertible preferred shares and to the incorporation by reference therein of our report dated July 10, 2014,except Notes 25 and 26, as to which the date is September 15, 2014 with respect to the consolidated financial statements of CHC Group Ltd., included in its Annual Report (Form 10-K/A) for the year ended April 30, 2014, filed with the Securities and Exchange Commission.

Vancouver, Canada
October 31, 2014